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                                                                  Exhibit 99.1

Contact:

Transition Systems, Inc.:
     Randy L. Thomas, Vice President, Corporate Marketing (media)
     (617) 723-4222 * rthomas@tsidss.com

     Paula J. Malzone, CFO and Treasurer (investors)
     (617) 305-5292 * pmalzone@tsidss.com

Eclipsys Corporation:
     Stephanie P. Massengill, Corporate Development & Communications (media)
     (561) 243-1457 * stephanie.massengill@eclipsys.com

     Bob Vanaria, CFO (investors)
     (561) 243-2324 * investor.relations@eclipsys.com

TRANSITION SYSTEMS SIGNS DEFINITIVE AGREEMENT TO BE ACQUIRED
BY ECLIPSYS CORPORATION

BOSTON, MA --- OCT. 29, 1998 --- Transition Systems, Inc. (TSI, Nasdaq:TSIX), a leading provider of healthcare outcomes-enhancement software and services, has signed a definitive agreement to be acquired by Eclipsys Corporation (Nasdaq:ECLP), a leading provider of outcomes-focused healthcare information technology solutions.

     Separately, TSI announced that it had signed a definitive agreement to complete its acquisition of HealthVISION, Inc. of Santa Rosa, CA. HealthVISION is a leading developer of new integrated but separable clinical modules. CareVISION, HealthVISION's electronic medical record product offering, employs leading edge distributed processing technology to provide solutions ideally suited for large scale integrated delivery networks. TSI and HealthVISION have been actively developing the integration of CareVISION components with the newest TSI product offering - Transition IV. The purchase price will consist of $25.6 million dollars in cash, plus an earn-out of up to $10.75 million if specified financial milestones are met.

     Under the terms of the Eclipsys merger agreement, each share of TSI's common stock will be converted into .525 shares of Eclipsys' common stock, at a fixed exchange ratio with no collar. Based on Eclipsys' closing price yesterday of $25 7/8, the transaction is valued at approximately $270 million. The acquisition, which is subject to regulatory as well as TSI and Eclipsys stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during the first quarter of 1999. TSI President and CEO Robert F. Raco and TSI Director Patrick T. Hackett will join the Eclipsys Board of Directors, subject to Eclipsys shareholder approval, upon closing of the transaction. BT Alex. Brown Incorporated acted as financial advisor to TSI.


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     Bob Raco, TSI President and CEO, stated that "We and the HealthVISION team are excited to become a part of Eclipsys. Eclipsys continues to expand its presence as an HIT industry leader committed to helping customers improve outcomes. The companies and product lines are an excellent complement to one another. We look forward to bringing the benefits of our combined organizations to our TSI and HealthVISION customers and continuing to support their needs now and into the future."

     Eclipsys President and CEO Harvey J. Wilson stated, "The acquisition of Transition Systems will enable Eclipsys to build on our accomplishments to date as 'The Outcomes Company(TM)' and take a dramatic leap forward in helping our customers balance and improve their integrated clinical, financial and customer-satisfaction outcomes. TSI has a well-deserved reputation in our industry as the leading provider of management information products, and its acquisition will strongly complement the Eclipsys product line." The HealthVISION clinical modules will be embedded in and inter-operate with Eclipsys' Sunrise(TM) clinical suite.

     TSI also commented that based on a preliminary analysis of results for the fourth quarter ending September 30, 1998, it expects revenues for the quarter to be between $9.5 million and $10.5 million, and earnings for the quarter to be between $0.07 and $0.09 per share; however, no assurance can be given as to the actual results. TSI anticipates announcing definitive results in the third week of November, 1998.

     Transition Systems, Inc., based in Boston, provides leading-edge management information technology to hospitals, integrated health networks, physician groups, HMOs and other healthcare organizations. Spanning the information needs of today's healthcare enterprise, TSI offers data-integration services that deliver information to the point of decision in real time, enterprise master person identifier solutions (EMPI), disease-management products and a clinical data repository, as well as integrated financial clinical and patient-satisfaction decision support. More than 1,000 healthcare organizations in the United States and abroad use TSI's software to improve the clinical and financial performance of their organization.

     Eclipsys Corporation is a Delray Beach, FL-based healthcare information-technology company providing integrated information software and service solutions to the healthcare industry, partnering with its customers to help them improve clinical, administrative and financial outcomes. The company's new Sunrise(TM) product line is a multi-tiered, browser-enabled suite of rules-oriented applications that provide real-time clinical decision support and emphasize direct physician order entry. Sunrise also supports managed care and multi-entity processing for IHN integrated combined business offices (CBOs). Products can be purchased in combination to provide an enterprise-wide solution or individually to address specific needs. Eclipsys also provides a wide range of outsourcing, remote processing and networking services to meet the information-technology needs of its customers.

     For more information, contact TSI at info@tsidss.com, (617) 723-4222 or Eclipsys at investor.relations@eclipsys.com, (561) 266-2324.


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     Statements in this news release concerning future results, performance or expectations are forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.